UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:                            January 20, 2009

Date of earliest event reported:   January 16, 2009

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

In the second quarter of 2008, management of OfficeMax Incorporated (the “Company”) concluded that indicators of potential impairment were present and evaluated the carrying values of goodwill and intangible and other long-lived assets.  Based on the results of this preliminary review, the Company recorded a non-cash impairment charge to reduce the carrying values of goodwill, intangible assets and other long-lived assets to their estimated fair values.  The non-cash impairment charge recognized in the second quarter of 2008 was $935.3 million pre-tax and $909.3 million after-tax.  This charge was measured and recognized on an estimated basis following the guidance in SFAS No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As previously disclosed, the measurement of goodwill impairment consists of two steps.  In the first step, which was completed by the Company in the second quarter, management compared the fair value of each reporting unit to its carrying value, and determined that the fair value of both of the Company’s reporting units was less than their corresponding carrying values.  Following that determination, the Company performed a second step in order to measure the amount of the impairment loss by comparing the implied fair value of each reporting unit’s goodwill to its carrying value.  The calculation of the goodwill impairment in this second step includes hypothetically valuing all of the tangible and intangible assets of the impaired reporting units as if the reporting units had been acquired in a business combination.  Due to the extensive work involved in performing these valuations, management initially recognized an estimated impairment loss and indicated that the final impairment measurement would be completed by year-end, with any resulting adjustments recorded upon completion of the analysis.  It was noted in the Company’s second quarter Form 10-Q that any adjustment to the estimated impairment charge could be material to the consolidated financial statements.

The Company has now completed its step two analysis for the second quarter impairment and determined that additional reductions in the carrying value of goodwill and trade names are necessary.  These additional charges will decrease the carrying value of goodwill in the Contract reporting unit by approximately $100 million and the carrying value of the trade name recorded in the Retail reporting unit by approximately $5 million, bringing the total aggregate non-cash impairment charge to approximately $1 billion on a pre-tax basis.

In addition, management continues to monitor the relationship of the Company’s market capitalization to its book value.  Since the second quarter, economic conditions have weakened, especially in the retail industry.  The Company performs a regular annual evaluation of the recoverability of goodwill, intangibles and other long-lived assets at year-end.  Accordingly, management will assess the impact of these conditions as well as other factors including the Company’s recent and forecasted segment operating performance in order to evaluate the carrying value of goodwill, intangibles and other long-lived assets for potential additional impairment at year-end.  Any additional impairment charges resulting from this assessment would also be non-cash in nature.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2009

OFFICEMAX INCORPORATED

	By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and
General Counsel